UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2021

GREENBOX POS

(Exact name of registrant as specified in its charter)

Nevada	001-34294	22-3962936
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3131 Camino Del Rio North, Suite 1400 San Diego, CA 92108 (Address of principal executive offices) (zip code)

(619) 631-8261 (Registrant’s telephone number, including area code)

                                  N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	GBOX	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On September 16, 2021, the Board of Directors of GreenBox POS (the “Company”) approved and ratified the signing of a Share Purchase Agreement (the “Purchase Agreement”), dated as of September 3, 2021, with certain individuals named therein (the “Selling Stockholders”) for the acquisition of Transact Europe Holdings OOD and its subsidiaries and affiliates (collectively “Transact Europe”). The Purchase Agreement provides for the sale of all of the shares of Transact Europe (the “Acquisition”). Transact Europe, headquartered in Sofia, Bulgaria, operates a proprietary electronic payment solution by via the issuing of prepaid cards and serving as an agent bank internationally.

The aggregate Acquisition consideration that the Company has agreed to pay under the Purchase Agreement is €30,000,000 in cash (the “Acquisition Purchase Price”), which was deposited in an escrow account with an escrow agent, to be held to secure the payment of the Acquisition Purchase Price.

The Purchase Agreement contains customary representations, warranties and covenants by the Selling Stockholders and the Company. The completion of the transaction is subject to receipt of required regulatory and governmental approvals, including from the Bulgarian National Bank, which licensed Transact Europe to operate as an electronic money institution, as well as from the Bulgarian Competition Protection Commission, to approve the sale and transfer of shares of Transact Europe to the Company (the “Clearing Conditions”). Additionally, the consummation of the Acquisition is subject to the satisfaction of certain closing conditions, including but not limited to, transfer of appropriate licenses and other documentation evidencing Transact Europe represents or is an agent of payment card network associations or companies, such as Visa and Mastercard. The transaction does not require approval of the Company’s stockholders and is not subject to any financing contingency.

The Purchase Agreement may be terminated under certain circumstances if the transaction is not consummated within one year following the date applications for the satisfaction of the Clearing Conditions were filed.

The description of the Purchase Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto. The Purchase Agreement and the above description have been included to provide investors with information regarding the terms of the Purchase Agreement. It is not intended to provide any other factual information about the Company or any other parties to the Purchase Agreement or their respective affiliates or stockholders. The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of the Purchase Agreement and as of the specific dates, were solely for the benefit of the parties thereto, may have been used for purposes of allocating risk between each party rather than establishing matters of fact, may be subject to a contractual standard of materiality different from that generally applicable to investors and may be subject to qualifications or limitations agreed upon by the parties in connection with the negotiated terms, including being qualified by schedules and other disclosures made by each party. Accordingly, investors should not rely on the representations, warranties and covenants in the Purchase Agreement as statements of factual information.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1#	Share Purchase Agreement by and between GreenBox POS, and certain individuals named therein, dated September 3, 2021.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

# Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish supplemental copies of omitted schedules to the Securities and Exchange Commission or its staff upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENBOX POS

Date: September 17, 2021	By:	/s/ Ben Errez
Ben Errez
Executive Vice President and Chairman